Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Oragenics, Inc. on Form S-3 of our report, dated March 16, 2026, with respect to our audits of the consolidated financial statements of Oragenics, Inc. as of and for the years ended December 31, 2025 and 2024, which report is included in the Annual Report on Form 10-K of Oragenics, Inc. for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 19, 2026